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VCG HOLDING CORP. RECEIVED PROPOSAL FROM CHAIRMAN OF THE BOARD

DENVER, July 22, 2010 — VCG Holding Corp. (Nasdaq:VCGH), a growing and leading consolidator and operator of adult nightclubs, announced today that it received a non-binding proposal (the “Proposal”) from Family Dog, LLC (“Purchaser”), an entity affiliated with the Company’s Chairman and Chief Executive Officer, Troy Lowrie, and Lowrie Management, LLLP (“Lowrie Management”) to acquire all of the outstanding common stock of the Company (other than the shares held by Purchaser, its affiliates and certain other investors) for $2.10 per share in cash (the “Acquisition”). The Proposal contemplates that the Company would no longer be a public reporting or trading company following the closing of the Acquisition. The Company’s Board of Directors has formed a Special Committee consisting solely of directors who are independent under the NASDAQ independence rules to review and evaluate the Proposal, recommend to the Company’s Board of Directors whether to approve or decline the Proposal and evaluate the Company’s alternatives to the Proposal. The members of the Special Committee are George Sawicki, Carolyn Romero and David Levine.

The Proposal is subject to the approval of the Special Committee, the Company’s Board of Directors and the Company’s shareholders. No assurance can be given that an agreement on terms satisfactory to the Special Committee or the Board of Directors will be entered into or consummated by the Company with respect to the Proposal or any other transaction.

About VCG Holding Corp.
VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, without limitation, whether the Special Committee of the Company’s Board of Directors and the full Board of Directors will approve the Proposal, or any other transaction, and, if approved, whether the Proposal, or any other transaction, will be successfully completed. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous risks, uncertainties and factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these risks, uncertainties and factors. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp. Troy Lowrie Chief Executive Officer tlowrie@vcgh.com	- or-	The Equity Group Inc. Devin Sullivan Senior Vice President (212) 836-9608

(303) 934-2424		dsullivan@equityny.com

Gerrard Lobo Senior Account Executive (212) 836-9610 globo@equityny.com